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                                                                      EXHIBIT 99

                                               Able Telcom Holding Corp.
                                               1000 Holcomb Woods Parkway
                                               Suite 440
                                               Roswell, GA 30076
                                               (Nasdaq: ABTE)


CONTACTS:
Edwin D. Johnson                               James E. Brands
President                                      Senior Executive Vice President
(770) 993-1570                                 (770) 993-1570

FOR IMMEDIATE RELEASE
July 12, 2000

          ABLE TELCOM AND SIRIT TECHNOLOGIES REACH SETTLEMENT AGREEMENT

ROSWELL, GA., July 12, 2000 - Able Telcom Holding Corp. (Nasdaq: ABTE) and SIRIT Technologies Inc. (CDN: SIRT) announced today that they have entered into a Settlement Agreement eliminating SIRIT's $31.2 million judgement against the Company. The principal economic terms of the agreement provide for a cash payment of $5 million to SIRIT and for the Company to use its best efforts to obtain shareholder approval for the issuance to SIRIT of approximately 5 million shares of Able common stock, along with the registration of the shares with the SEC, on or before November 30, 2000. In addition, the agreement provides for a Consent Judgment in favor of SIRIT which is satisfied by the issuance of the shares to SIRIT; in the event that shareholder approval and the registration of the shares with the SEC are not obtained by November 30, 2000, the Consent Judgment provides that Sirit is entitled to a cash payment of $20 million.

In conjunction with the Settlement Agreement, holders of the Company's convertible preferred stock have agreed to a fixed $4 per share price, with no further reset provisions, for converting the preferred shares to an aggregate of 3,750,000 common shares. The required date for registration of those common shares has been extended from October 31, 2000 until November 30, 2000 and rights to purchase additional shares of convertible preferred stock under the same terms have been eliminated. In exchange for these concessions, the holders of the Company's convertible preferred stock will receive additional warrants to purchase up to 750,000 shares of common stock, one-half at $6 per share and one-half at $8 per share. As with issuance of shares to SIRIT, conversion of the preferred shares is dependent upon shareholder approval of an increase in the number of authorized shares of Company Common Stock by November 30, 2000. Should the increase not be authorized, or the shares not be registered by November 30, 2000, the holders of the preferred shares will be entitled to a cash payment of $18 million.

The Company also announced that in connection with the settlement, Able's largest customer and shareholder has agreed to extend its Master Services Agreement with Able to July 1, 2006 and also has agreed to convert all of its current debt holdings of Able, in the principal amount of $36.5 million, into seven-year term debt and to assist Able in its efforts to raise new financing.

Billy Ray, Chairman and Chief Executive Officer of Able, stated, "It is with great pleasure and relief that we announce both the settlement of our disputes with SIRIT and the


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tremendous vote of confidence by our biggest customer. I thank our friends at
MCI WorldCom and our preferred shareholders for the tremendous effort and cooperation in reaching this agreement. Also, I would be remiss if I did not also thank our employees and our shareholders for their continued support and patience."

Able Telcom is the premier provider of innovative, high-value turnkey solutions and services in the design, development, construction and management of large-scale, facilities-based communication networks. Since 1988 the Company has installed more local area network fiber-optic cable in the U.S. than any other company. Able Telcom's customers include emerging telecom service providers, entrepreneurial Internet Service Providers, and many of the world's largest telecommunications companies.


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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Able Telcom's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those detailed from time to time in the Company's reports and filing with the Securities and Exchange Commission. The Company does not undertake to revise, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward looking statements to reflect the occurrence of anticipated events or circumstances after the date of such statements.


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